Exhibit 99.1
COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
ISLANDIA, NEW YORK

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED MARCH 31, 2001 and 2000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Computer Associates International, Inc.:
We have audited the accompanying consolidated balance sheets of Computer Associates International, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computer Associates International, Inc. and subsidiaries at March 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
As discussed in Notes 2, 3 and 10, the Company’s consolidated financial statements as of March 31, 2001 and 2000 and for each of the years then ended have been restated.
/s/ KPMG LLP
New York, New York
October 18, 2005

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2001	2000
	(as restated)	(as restated)
	(see note 2)	(see note 2)
	(in millions, except per share amounts)
REVENUE
Software fees and other	$2,329	$4,075
Maintenance	1,058	859
Subscription revenue	59	—
Financing fees	638	529
Professional services	525	496

TOTAL REVENUE	4,609	5,959

EXPENSES
Amortization of capitalized software costs	483	271
Cost of professional services	469	451
Selling, general and administrative	2,094	1,468
Product development and enhancements	745	609
Commissions and royalties	353	296
Depreciation and amortization of other intangible assets	617	322
Purchased research and development	—	795
1995 Stock Plan	(184)	—

TOTAL EXPENSES BEFORE INTEREST AND TAXES	4,577	4,212

Income from continuing operations before interest and taxes	32	1,747

Interest expense, net	345	339

(Loss) income from continuing operations before income taxes	(313)	1,408
Income taxes	62	839

(LOSS) INCOME FROM CONTINUING OPERATIONS	(375)	569

(Loss) income from discontinued operation, net of income taxes	(7)	9

NET (LOSS) INCOME	$(382)	$578

BASIC (LOSS) EARNINGS PER SHARE
(Loss) income from continuing operations	$(0.65)	$1.05
(Loss) income from discontinued operation	(0.01)	0.02

Net (loss) income	$(0.66)	$1.07

Basic weighted-average shares used in computation	582	539

DILUTED (LOSS) EARNINGS PER SHARE
(Loss) income from continuing operations	$(0.65)	$1.02
(Loss) income from discontinued operation	(0.01)	0.02

Net (loss) income	$(0.66)	$1.04

Diluted weighted-average shares used in computation	582	558
See Notes to Consolidated Financial Statements.

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2001	2000
	(as restated)	(as restated)
	(see note 2)	(see note 2)
	(in millions)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$751	$1,283
Marketable securities	87	80
Trade and installment accounts receivable, net	1,769	1,940
Deferred income taxes	141	421
Other current assets	77	123
Assets of discontinued operation	61	27

TOTAL CURRENT ASSETS	2,886	3,874

INSTALLMENT ACCOUNTS RECEIVABLE, due after one year, net	2,880	3,474

PROPERTY AND EQUIPMENT
Land and buildings	524	528
Equipment, furniture and improvements	832	796

	1,356	1,324
Accumulated depreciation and amortization	(567)	(497)

TOTAL PROPERTY AND EQUIPMENT, net	789	827

PURCHASED SOFTWARE PRODUCTS, net of accumulated amortization of $2,184 and $1,726, respectively	2,288	2,598

GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $1,022 and $521, respectively	5,393	6,032

OTHER NONCURRENT ASSETS	222	220

TOTAL ASSETS	$14,458	$17,025

See Notes to Consolidated Financial Statements.

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2001	2000
	(as restated)	(as restated)
	(see note 2)	(see note 2)
	(in millions)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Loans payable and current portion of long-term debt	$816	$919
Accounts payable	267	229
Salaries, wages and commissions	196	134
Accrued expenses and other current liabilities	653	1,245
Deferred subscription revenue (collected) — current	166	—
Taxes payable, other than income taxes payable	132	131
Federal, state and foreign income taxes payable	258	356
Liabilities of discontinued operation	56	14

TOTAL CURRENT LIABILITIES	2,544	3,028

LONG-TERM DEBT, net of current portion	3,629	4,527

DEFERRED INCOME TAXES	1,826	2,196

DEFERRED SUBSCRIPTION REVENUE (COLLECTED) — NON-CURRENT	127	—

DEFERRED MAINTENANCE REVENUE	523	560

OTHER NONCURRENT LIABILITIES	10	—

TOTAL LIABILITIES	8,659	10,311

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock, $.10 par value, 1,100,000,000 shares authorized, 630,920,576 shares issued	63	63
Additional paid-in capital	3,891	3,724
Retained earnings	3,547	3,976
Accumulated other comprehensive loss	(388)	(280)
Treasury stock, at cost — 55,223,485 shares for 2001 and 41,528,439 shares for 2000	(1,314)	(769)

TOTAL STOCKHOLDERS’ EQUITY	5,799	6,714

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,458	$17,025

See Notes to Consolidated Financial Statements.

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
		Additional		Other		Total
	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Loss	Stock	Equity
		(as restated)	(as restated)			(as restated)
		(see note 2)	(see note 2)			(see note 2)
		(in millions, except dividends declared per share)
Balance as of March 31, 1999 as previously reported	$63	$1,141	$3,468	$(180)	$(1,763)	$2,729
Adj. #1			(333)			(333)
Adj. #2			(10)			(10)
Acctg. Adjs		(556)	316			(240)

(See Note 2)
Restated Balance as of March 31, 1999	$63	$585	$3,441	$(180)	$(1,763)	$2,146
Net income			578			578
Translation adjustment in 2000				(91)		(91)
Reclassification adjustment included in net income				(9)		(9)

Comprehensive income						478
Stock-based compensation		118				118
Income tax effect — stock transactions		262				262
Dividends declared ($.08 per share)			(43)			(43)
Exercise of common stock options and other		7			117	124
Business acquisitions		2,742			867	3,609
401(k) discretionary contribution		10			10	20

Restated Balance as of March 31, 2000	63	3,724	3,976	(280)	(769)	6,714
Net loss			(382)			(382)
Translation adjustment in 2001				(109)		(109)
Unrealized gain on equity securities				1		1

Comprehensive loss						(490)
Stock-based compensation		144				144
Income tax effect — stock transactions		(9)				(9)
Dividends declared ($.08 per share)			(47)			(47)
Exercise of common stock options, ESPP and other		15			80	95
1995 Stock Plan					(184)	(184)
401(k) discretionary contribution		17			8	25
Purchases of treasury stock					(449)	(449)

Restated Balance as of March 31, 2001	$63	$3,891	$3,547	$(388)	$(1,314)	$5,799

See notes to Consolidated Financial Statements.

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2001	2000
	(as restated)	(as restated)
	(see note 2)	(see note 2)
	(in millions)
OPERATING ACTIVITIES:
Net (loss) income	$(382)	$578
Loss (income) from discontinued operation, net of tax	7	(9)

(Loss) income from continuing operations	(375)	569
Adjustments to reconcile (loss) income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	1,100	593
Provision for deferred income taxes	(195)	347
Charge for purchased research and development	—	795
Compensation (gain) expense related to stock and pension plans	(4)	146
Decrease (increase) in noncurrent installment accounts receivable, net	493	(1,038)
Increase in deferred subscription revenue (collected) — non-current	127	—
(Decrease) increase in deferred maintenance revenue	(18)	113
Foreign currency transaction loss — before taxes	14	5
Charge for investment write-off	—	50
Gain on sale of property and equipment	—	(5)
Changes in other operating assets and liabilities, net of effects of acquisitions and divestiture:
Decrease in trade and installment receivables, net — current	20	99
Increase in deferred subscription revenue (collected) — current	166	—
Other changes in operating assets and liabilities	7	(422)

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	1,335	1,252

INVESTING ACTIVITIES:
Acquisitions, primarily purchased software, marketing rights and intangibles, net of cash acquired	(115)	(3,046)
Settlements of purchase accounting liabilities	(367)	(429)
Purchases of property and equipment	(89)	(198)
Proceeds from sale of property and equipment	5	12
Disposition of businesses	158	—
Purchases of marketable securities	(48)	(95)
Sales of marketable securities	40	189
Increase in capitalized development costs and other	(49)	(36)

NET CASH USED IN INVESTING ACTIVITIES	(465)	(3,603)

FINANCING ACTIVITIES:
Dividends paid	(47)	(43)
Purchases of treasury stock	(449)	—
Proceeds from borrowings	1,049	3,672
Repayments of borrowings	(1,981)	(776)
Exercise of common stock options and other	51	394

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,377)	3,247

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	(507)	896
Effect of exchange rate changes on cash	(25)	(1)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(532)	895
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	1,283	388

CASH AND CASH EQUIVALENTS — END OF YEAR	$751	$1,283

See Notes to Consolidated Financial Statements.

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Significant Accounting Policies
Description of Business: Computer Associates International, Inc. and subsidiaries (the Company) designs, develops, markets, licenses, and supports a wide range of integrated management computer software products.
ACCPAC Divestiture: As more fully described in Note 3, “Divestitures and Acquisitions”, in fiscal year 2004, the Company divested its subsidiary, ACCPAC International, Inc. (ACCPAC). The assets, liabilities, results of operations, and cash flows of ACCPAC have been classified as a discontinued operation for all periods presented in the Company’s Consolidated Financial Statements. All related footnotes to the Consolidated Financial Statements have been adjusted to exclude the effect of the ACCPAC discontinued operation.
Principles of Consolidation: The Consolidated Financial Statements include the accounts of the Company and its majority-owned and controlled subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, these estimates may ultimately differ from actual results.
Translation of Foreign Currencies: Foreign currency assets and liabilities of the Company’s international subsidiaries are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in Stockholders’ Equity. Gains and losses from foreign currency transactions are included in the “Selling, general and administrative” line item on the Consolidated Statements of Operations in the period in which they occur. Net (loss) income includes exchange transaction losses of approximately $9 million and $3 million in the fiscal years ended March 31, 2001 and 2000, respectively.
Statements of Cash Flows: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Interest payments for the fiscal years ended March 31, 2001 and 2000 were $344 million and $319 million, respectively. Income taxes paid for these fiscal years were $317 million and $368 million, respectively.
Basis of Revenue Recognition: The Company generates revenue from the following primary sources: (1) licensing software products; (2) providing customer technical support (referred to as maintenance); and (3) providing professional services, such as consulting and education.
The Company recognizes revenue pursuant to the requirements of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” issued by the American Institute of Certified Public Accountants, as amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions.” In accordance with SOP 97-2, the Company begins to recognize revenue from licensing and supporting its software products when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) the Company delivers the products; (3) license agreement terms are deemed fixed or determinable and free of contingencies or uncertainties that may alter the agreement such that it may not be complete and final; and (4) collection is probable.
The Company’s software licenses generally do not include acceptance provisions. An acceptance provision allows a customer to test the software for a defined period of time before committing to license the software. If a license agreement includes an acceptance provision and uncertainty exists about customer acceptance, the Company does not record deferred subscription revenue or recognize revenue until the earlier of the receipt of a written customer acceptance or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period.
Under the Company’s business model, beginning October 2000 (“Business Model”), software license agreements include flexible contractual provisions that, among other things, allow customers to receive unspecified future software products for no additional fee. These agreements combine the right to use the software product with maintenance for the term of the agreement. Under these agreements, once all four of the above noted revenue recognition criteria are met, the Company is required to recognize revenue ratably over the term of the license agreement. For license agreements signed prior to October 2000 (the prior business model), once all four of the above noted revenue recognition criteria were met, software license fees were recognized as revenue up-front, and the maintenance fees were deferred and subsequently recognized as revenue over the term of the license.

Note 1 — Significant Accounting Policies (Continued)
Maintenance revenue is derived from two primary sources: (1) combined license and maintenance agreements recorded under the prior business model; and (2) stand-alone maintenance agreements.
Under the prior business model, maintenance and license fees were generally combined into a single license agreement. The maintenance portion was deferred and amortized into revenue over the initial license agreement term. Certain of these license agreements have not reached the end of their initial terms and, therefore, continue to amortize. This amortization is recorded to the “Maintenance” line item on the Consolidated Statements of Operations. The deferred maintenance portion, which was optional to the customer, was determined using its fair value based on annual, fixed maintenance renewal rates stated in the agreement. For license agreements entered into under the Company’s current Business Model, maintenance is not separately identified in the Company’s customers’ license agreements and is no longer optional on an annual basis but rather is inclusive for the entire term. Maintenance and license fees continue to be combined, and the combined maintenance and license revenue is recognized on a monthly basis ratably over the term of the agreement and is reported on the “Subscription revenue” line item on the Consolidated Statements of Operations.
The Company records stand-alone maintenance revenue earned from customers who elect optional maintenance for their non-term-based license agreements. Maintenance revenue from such renewals is recognized on the “Maintenance” line item on the Consolidated Statements of Operations over the term of the renewal agreement.
The “Deferred maintenance revenue” line item on the Company’s Consolidated Balance Sheets principally represents payments received in advance of maintenance services rendered.
Professional services revenue is derived from the Company’s consulting services and educational programs. The fair value of the professional services, which is based on fees charged to customers when the related services are sold separately or under time and materials contracts, initially is deferred and subsequently recognized as revenue when the services are performed. For professional services rendered pursuant to a fixed-price contract, revenue is recognized on the percentage-of-completion method.
Revenue from sales to distributors, resellers, and value-added resellers (VARs) is recognized when all four of the SOP 97-2 revenue recognition criteria noted above are met and when these entities sell the software product to their customers. This is commonly referred to as the sell-through method.
The Company has an established business practice of offering installment payment options to customers and has a history of successfully collecting substantially all amounts due under such agreements. The Company assesses collectibility based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If, in the Company’s judgment, collection of a fee is not probable, revenue will not be recognized until the uncertainty is removed, which is generally upon receipt of cash payment.
The Company’s standard licensing agreements include a product warranty provision for all products. Such warranties are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies.” The likelihood that the Company would be required to make refunds to customers under such provisions is considered remote.
Under the terms of substantially all of the Company’s license agreements, the Company has agreed to indemnify customers for costs and damages arising from claims against such customers based on, among other things, allegations that its software products infringe the intellectual property rights of a third party. In most cases, in the event of an infringement claim, the Company retains the right to (i) procure for the customer the right to continue using the software product; (ii) replace or modify the software product to eliminate the infringement while providing substantially equivalent functionality; or (iii) if neither (i) nor (ii) can be reasonably achieved, the Company may terminate the license agreement and refund to the customer a pro-rata portion of the fees paid. Such indemnification provisions are accounted for in accordance with SFAS No. 5. The likelihood that the Company would be required to make refunds to customers under such provisions is considered remote. The indemnification is limited to the amount paid by the customer.
Subscription Revenue: Subscription revenue represents the ratable recognition of revenue attributable to license agreements under the Company’s Business Model.
Deferred subscription revenue represents the aggregate portion of all undiscounted contractual and committed license amounts pursuant to the Company’s Business Model for which revenue is deferred and will be recognized ratably over the license agreement duration.
The Company segregates the total deferred subscription revenue into two components: (i) the amount of cash collected in excess of the amount recognized as revenue and (ii) the amount that has not yet been collected and has not yet been recognized as revenue. Deferred subscription revenue (collected) is a liability on the Company’s balance sheet, whereas deferred subscription revenue (uncollected) is a component of installment accounts receivable. The components of installment accounts receivable are detailed in Note 6, “Trade and Installment Accounts Receivable.” Each of these components is further classified as either current or noncurrent.

Note 1 — Significant Accounting Policies (Continued)
Software Fees and Other: Software fees and other revenue also consists of revenue related to distribution and OEM partners that has been recorded on a sell-through basis, revenue associated with joint ventures, royalty revenues, and other revenue. Revenue related to distribution partners and OEMs is sometimes referred to as “indirect” or “channel” revenue. Prior to December 2000, the Company executed software license arrangements that included contractual provisions that resulted in the recognition of revenue attributable to the software products upon delivery of the software products, provided that the arrangement fee was fixed or determinable, collectibility of the fee was probable and persuasive evidence of an arrangement existed.
The Company has a standard business practice of entering into long term installment contracts with customers. The Company has a history of enforcing the contract terms and successfully collecting under such arrangements, and therefore considers such fees fixed or determinable.
Financing Fees: Accounts receivable resulting from prior business model product sales with extended payment terms were discounted to their present value at the then prevailing market rates. In subsequent periods, the accounts receivable are increased to the amount due and payable by the customer through the accretion of financing revenue on the unpaid accounts receivable due in future years. Under the Company’s Business Model, additional unamortized discounts are no longer recorded, since the Company does not account for the present value of product sales as earned revenue at license agreement signing.
Effective in the fourth quarter of fiscal 2001, the Company adopted Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). The adoption of SAB 101 did not have a material effect on the Company’s consolidated financial position or results of operations.
Fair Value of Financial Instruments: The following table provides information on the carrying amount and fair value of financial instruments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and cash equivalents, accounts payable, accrued expenses, and short-term debt, approximate fair value due to the short-term maturity of the instruments. Refer to Note 6, “Trade and Installment Accounts Receivable” for the Company’s estimate of the fair value of net installment accounts receivable. The fair values of marketable securities and long-term debt, including current maturities, have been based on quoted market prices.

	March 31, 2001		March 31, 2000
		Estimated		Estimated
	Cost	Fair Value	Cost	Fair Value
	(in millions)
Assets
Marketable securities	$86	$87	$80	$80
Liabilities
Long-term debt, including current maturities	$4,445	$4,371	$5,446	$5,346
Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of marketable securities and accounts receivable. The Company’s marketable securities consist primarily of high-quality securities with limited exposure to any single instrument. Amounts expected to be collected from customers, as disclosed in Note 6, “Trade and Installment Accounts Receivable,” have limited exposure to concentration of credit risk due to the diverse customer base and geographic areas covered by operations.
Marketable Securities: The Company has determined that all of its investment securities should be classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in Stockholders’ Equity under the caption “Accumulated Other Comprehensive Loss.” The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in the “Interest expense, net” line item on the Consolidated Statements of Operations. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in the “Selling, general, and administrative” (SG&A) line item on the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in the “Interest expense, net” line item on the Consolidated Statements of Operations.
Property and Equipment: Land, buildings, equipment, furniture, and improvements are stated at cost. Depreciation and amortization are provided over the estimated useful lives of the assets by the straight-line method. Building and improvements are estimated to have 30- to 40-year lives, and the remaining property and equipment are estimated to have 5- to 7-year lives.

Note 1 — Significant Accounting Policies (Continued)
Goodwill: Goodwill represents the excess of the aggregate purchase price over the fair value of the tangible and identifiable assets and in-process research and development acquired by the Company in a purchase business combination. Prior to the adoption of SFAS No. 142 in the fiscal year ended March 31, 2003, the Company amortized goodwill over its estimated useful life, which ranges from 10 to 20 years, depending on the nature of the business acquired. The Company recorded amortization of goodwill for the fiscal years ended March 31, 2001 and 2000 of $469 million and $221 million, respectively. Unamortized goodwill at March 31, 2001 and 2000 was $4,969 million and $5,572 million, respectively.
Capitalized Software Costs and Other Identified Intangible Assets: Capitalized software costs include the fair value of rights to market software products acquired in purchase business combinations (Purchased Software Products). In allocating the purchase price to the assets acquired in a purchase business combination, the Company allocates a portion of the purchase price equal to the fair value at the acquisition date of the rights to market the software products of the acquired company. The purchase price of Purchased Software Products is capitalized and amortized over the estimated useful life of such products over a period not exceeding seven years. The Company recorded amortization of Purchased Software Products for the fiscal years ended March 31, 2001 and 2000 of $458 million and $250 million, respectively, which was included in the “Amortization of capitalized software costs” line item on the Consolidated Statements of Operations.
In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Internally generated software development costs of $49 million and $36 million were capitalized during fiscal years 2001 and 2000, respectively. The Company recorded amortization of $25 million and $21 million for fiscal years ended March 31, 2001 and 2000, respectively, which also was included in the “Amortization of capitalized software costs” line item on the Consolidated Statements of Operations. Unamortized, internally generated software development costs included in the “Other noncurrent assets” line item on the Consolidated Balance Sheets as of March 31, 2001 and 2000 were $111 million and $87 million, respectively.
Annual amortization of capitalized software costs is the greater of the amount computed using (i) the ratio that current gross revenue for a software product bears to the total of current and anticipated future revenue for that software product or (ii) the straight-line method over the remaining estimated economic life of the software product, generally estimated to be five years.
The carrying values of Goodwill, Purchase Software Products, Other Intangibles Assets and Other Long-Lived Assets, including investments, are reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. The Company performs undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value.
Accounting for Long-Lived Assets: The carrying values of purchased software products, other intangible assets, and other long-lived assets, including investments, are reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If an impairment is determined to exist, any related impairment loss is calculated based on net realizable value for capitalized software and fair value for all other intangibles.
Accounting for Stock-Based Compensation: Effective April 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), which establishes accounting for stock-based awards exchanged for employee services. Under the provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee requisite service period (generally the vesting period of the equity grant). The Company previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations for share-based awards and provided the required pro forma disclosures of SFAS No. 123. The Company elected to adopt the modified retrospective application method as provided by SFAS No. 123(R) and accordingly, the consolidated financial statements and related footnotes included in this Form 8-K have been restated to reflect the fair value method of expensing stock-based compensation on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. Refer to Note 10, “Stock Plans” for additional information.
Comprehensive Income (Loss): Comprehensive income (loss) includes net income (loss), foreign currency translation adjustments and unrealized gains (losses) on the Company’s available-for-sale securities. As of March 31, 2001 and 2000, the accumulated comprehensive loss included a foreign currency translation loss of $388 million and $280 million, respectively. Accumulated comprehensive loss also includes an unrealized gain on equity securities, of $1 million and $0

Note 1 — Significant Accounting Policies (Continued)
million as of March 31, 2001 and March 31, 2000, respectively. The components of comprehensive income (loss), net of applicable tax, for the fiscal years ended March 31, 2001 and 2000, are included on the Consolidated Statements of Stockholders’ Equity.
Net (Loss) Earnings From Continuing Operations Per Share: Basic earnings (loss) per share and diluted earnings (loss) per share are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of common shares outstanding for the period and dilutive common share equivalents.

	Year Ended March 31,
	2001	2000
	(restated)	(restated)
	(in millions, except per share amounts)
(Loss) income from continuing operations, net of taxes	$(375)	$569

Diluted (Loss) Earnings Per Share
Weighted-average shares outstanding and common share equivalents*	582	558

Diluted (loss) earnings per share	$(0.65)	$1.02

Diluted Share Computation
Weighted-average common shares outstanding	582	539
Weighted-average stock options outstanding, net	—	19

Weighted-average shares outstanding and common share equivalents*	582	558

*	For 2001, common share equivalents are not included since their effect would be antidilutive. If the twelve month period ended March 31, 2001 had resulted in net income, the weighted-average shares outstanding and common share equivalents would have been 586 million.
Reclassifications: Certain prior years’ balances have been reclassified to reflect changes in the Company’s presentation related to contributions made in advance to the Company’s employee defined contribution plan that have historically been offset against current liabilities. In addition, a reclassification adjustment was made to payments received in advance of the recognition of the related revenue for product license fees recorded under the new Business Model which is shown as “Deferred subscription revenue (collected)” on the accompanying Consolidated Balance Sheets.
Note 2 — Restatement of Consolidated Financial Statements
Background
In 2002, the United States Attorney’s Office for the Eastern District of New York (USAO) and the staff of the Northeast Regional Office of the U.S. Securities and Exchange Commission (SEC) commenced an investigation concerning certain of the Company’s past accounting practices, including the Company’s revenue recognition procedures in periods prior to the adoption of the Company’s Business Model in October 2000.
In response to the investigation described above, the Board of Directors authorized the Audit Committee to conduct an independent investigation into the timing of revenue recognition by the Company. On October 8, 2003, the Company reported that the ongoing investigation by the Audit Committee had preliminarily found that revenues were prematurely recognized in the fiscal year ended March 31, 2000, and that a number of software license agreements appeared to have been signed after the end of the quarter in which revenues associated with such software license agreements had been recognized in that fiscal year. Those revenues, as the Audit Committee found, should have been recognized in the quarter in which the software license agreements were signed. Those preliminary findings were reported to government investigators.
In April 2004, the Audit Committee completed its investigation and determined that the Company should restate certain financial data to properly reflect the timing of the recognition of license revenue for the Company’s fiscal years ended March 31, 2001 and 2000. On April 26, 2004, the Company filed a Form 8-K, containing unaudited restated financial information for the Company for these periods.

Note 2 — Restatement of Consolidated Financial Statements (Continued)
In September 2004, the USAO and the SEC entered into a settlement with the Company regarding their investigation concerning certain of the Company’s accounting practices, including its revenue recognition policies and procedures. In a Form 8-K/A filed September 22, 2004, the Company stated that it “...intends to provide audited restated financial statements for the fiscal years ended March 31, 2000 and 2001, and certain additional information related to the restatement, and will amend this Form 8-K once this information is complete.”
The Audit Committee’s investigation included a detailed review of the Company’s compliance with American Institute of Certified Public Accountants’ Statement of Position 97-2 (SOP 97-2), “Software Revenue Recognition.” Under SOP 97-2, a requirement for revenue recognition is “persuasive evidence of an arrangement.” Pursuant to paragraph 16 of SOP 97-2, if a vendor has a customary business practice of utilizing written contracts, which is the Company’s general business practice, then to satisfy the evidence of an arrangement requirement, a contract must be signed by both parties. The internal investigation revealed that evidence of an arrangement was not met in a number of cases during the prior Business Model period and an analysis of the extent and quantification of the prematurely recognized revenue was performed, which forms the basis of the restatement. The analysis included a review of arrangements where customer signatures were obtained late as well as where the customer signature was timely but the Company’s countersignature was obtained late. The analysis also included a review of other revenue recognition requirements so as to ensure the accuracy and completeness of the restatement.
For purposes of this restatement, which is summarized in the tables below, the revenue improperly recognized in a particular quarter was rebooked into the quarter in which the contract was fully executed. For example, if a contract having a value of $100 was prematurely recognized in one quarter, that $100 was removed from revenue in that quarter and then recognized in a later quarter in which the contract was signed by both the customer and the Company. In addition to revenue shifting between periods, there was a resultant impact on commission expense in the respective periods which has been adjusted in the restatement. The effects on income taxes have also been taken into account in the restatement.
The Audit Committee’s investigation found accounting irregularities that led to material misstatements of the Company’s financial reports for fiscal years 2000 and 2001, and prior periods. The effect of prior period errors which have an impact on fiscal year 2000 have been considered as part of this restatement. In connection with this investigation, the Company estimated that revenue for fiscal years 1999 and 1998 was overstated by an aggregate amount of approximately $561 million (including an overstatement of revenue of $474 million in fiscal year 1999), and net income by an aggregate amount of $333 million (including an overstatement of net income of $281 million in fiscal year 1999).
The Audit Committee believes that several factors contributed to the improper recognition of revenue in these periods, including a practice of holding the financial period open after the end of the fiscal quarters, providing customers with contracts with preprinted signature dates, late countersignatures by Company personnel, backdating of contracts, and not having sufficient controls to ensure the proper accounting under SOP 97-2. In addition, the Audit Committee found that certain former executives and other personnel were engaged in the practice of “cleaning up” contracts by, among other things, removing fax time stamps before providing agreements to the outside auditors. These same executives and personnel also misled the Company’s outside counsel, the Audit Committee and its counsel and accounting advisers regarding these accounting practices.
As noted below in the restated financial data tables, the net effect on revenue was an increase of $558 million and a decrease of $2 million in the fiscal years ended March 31, 2001 and 2000, respectively. The net loss for fiscal 2001 decreased by $333 million and the net effect on net income for fiscal 2000 was immaterial. The adjustments associated with the Audit Committee’s investigation are reflected in the column labeled “Adj. #1” in the accompanying tables.
The Company is not separately amending its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q for those fiscal years and related quarters. The financial and other information contained in such Annual and Quarterly Reports should be read in conjunction with these restated financial statements. In reviewing the restated financial information, the following additional data should be taken into consideration regarding “Adj. #1”:
Fiscal Year 2001 — The restated financial information for the fiscal year ended March 31, 2001 reflects adjustments that (a) decrease revenue previously reported in the first three quarters of fiscal year 2001 in the aggregate amount of $445 million (reflecting prematurely recognized revenue transactions in such quarterly periods), and simultaneously (b) increase revenue previously reported in the four quarters of fiscal year 2001 in the aggregate amount of $1.003 billion (reflecting revenue prematurely recognized in prior periods which should have been recognized in the four quarters of fiscal 2001).

Note 2 — Restatement of Consolidated Financial Statements (Continued)
Fiscal Year 2000 — The restated financial information for the fiscal year ended March 31, 2000 reflects adjustments that (a) decrease revenue previously reported in the four quarters of fiscal year 2000 in the aggregate amount of $1.782 billion (reflecting prematurely recognized revenue transactions in such quarterly periods), and simultaneously (b) increase revenue previously reported in the four quarters of fiscal year 2000 in the aggregate amount of $1.780 billion (reflecting revenue prematurely recognized in fiscal 1999 and the first three quarters of fiscal year 2000 which should have been recognized in the four quarters of fiscal year 2000).
As previously announced in a Current Report on Form 8-K filed with the SEC on May 26, 2005, and in addition to the revenue recognition issues noted above, the Company identified certain additional transactions that were entered into in fiscal years 1998 through 2001 that were accounted for improperly. In a few instances, these transactions involved contemporaneous purchases and sales (or investments and licenses) of software products and services with the same or related third parties. These transactions appear not to have been negotiated on an arm’s-length basis and to have no valid commercial purpose. In several other cases, the terms of certain license agreements were altered by side agreements that would have prevented the full recognition of related revenue until some future period. While the Company entered into all of these transactions in fiscal years 1998 through 2001, the accounting treatment required the initial deferral of revenue, and subsequent recognition of revenue in the period the contract amount became fixed and determinable, and therefore these transactions have also affected the financial statements for subsequent fiscal years.
As noted below in the restated financial data tables, the net effect on revenue was a decrease of $53 million and $55 million in the fiscal years ended March 31, 2001 and 2000, respectively. The net effect on the net loss for fiscal 2001 was an increase of $18 million, and the net effect on net income for fiscal 2000 was a decrease of $32 million. The adjustments associated with the May 26, 2005 restatement are reflected in the column labeled “Adj. #2”. The Company determined that revenue for fiscal years 1999 and prior were overstated by an aggregate amount of approximately $23 million (no adjustments to revenue were attributable to fiscal year 1999), and net income was overstated by an aggregate amount of $10 million (including an understatement of net income of $3 million in fiscal year 1999).
Restatement
The Company is hereby restating its financial statements for its fiscal years ended March 31, 2001 and 2000, which are summarized below.
Summary of Adjustments
The financial statements below illustrate the impact of the adjustments made to the Company’s Consolidated Financial Results associated with its investigations for amounts improperly recognized prior to the adoption of its Business Model in October 2000. Additionally, the financial statements have been further adjusted to reflect the following: (i) Balance Sheet reclassifications as described in Note 1 and in footnotes (c) and (d) to the accompanying financial tables (ii) the reclassification of ACCPAC as a discontinued operation as more fully described in Note 3; (iii) the retrospective adoption of SFAS No. 123(R) as more fully described in Note 10. These adjustments are reflected in the accompanying tables in the column labeled “Acctg. Adjs.”.

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31, 2001
	(in millions, except per share amounts)
		Restatements
	Previously	Adj.	Adj.		Acctg.		Restated
	Reported(a)	#1	#2	Subtotal	Adjs.		Total
REVENUE
Software fees and other	$1,881	$558	$(53)	$2,386	$(57)		$2,329
Maintenance	1,087			1,087	(29)		1,058
Subscription revenue	59			59			59
Financing fees	638			638			638
Professional services	525			525			525

TOTAL REVENUE	4,190	558	(53)	4,695	(86)		4,609

EXPENSES
Amortization of capitalized software costs	492		(4)	488	(5)		483
Cost of professional services	463			463	6	(e)	469
Selling, general and administrative	2,120	(3)	(17)	2,100	(6	)(e)	2,094
Product development and enhancements	695			695	50	(e)	745
Commissions and royalties	308	49	(4)	353			353
Depreciation and amortization of other intangible assets	618			618	(1)		617
Purchased research and development	—			—
1995 Stock Plan	(184)			(184)			(184)

TOTAL EXPENSES BEFORE INTEREST AND TAXES	4,512	46	(25)	4,533	44		4,577

(Loss) income from continuing operations before interest and taxes	(322)	512	(28)	162	(130)		32

Interest expense, net	344			344	1		345

(Loss) income from continuing operations before taxes	(666)	512	(28)	(182)	(131)		(313)
Income tax (benefit) expense	(75)	179	(10)	94	(32)		62

(LOSS) INCOME FROM CONTINUING OPERATIONS	(591)	333	(18)	(276)	(99)		(375)

Loss from discontinued operation, net of income taxes	—	—	—	—	(7)		(7)

NET (LOSS) INCOME	$(591)	$333	$(18)	$(276)	$(106)		$(382)

BASIC (LOSS) EARNINGS PER SHARE
(Loss) income from continuing operations	$(1.02)	$0.57	$(0.03)	$(0.47)	$(0.17)		$(0.65)
Loss from discontinued operation	—	—	—	—	(0.01)		(0.01)

Net (loss) income	$(1.02)	$0.57	$(0.03)	$(0.47)	$(0.18)		$(0.66)

Basic weighted-average shares used in computation	582	582	582	582	582		582

DILUTED (LOSS) EARNINGS PER SHARE
(Loss) income from continuing operations	$(1.02)	$0.57	$(0.03)	$(0.47)	$(0.17)		$(0.65)
Loss from discontinued operation	—	—	—	—	(0.01)		(0.01)

Net (loss) income	$(1.02)	$0.57	$(0.03)	$(0.47)	$(0.18)		$(0.66)

Diluted weighted-average shares used in computation	582	582	582	582	582		582

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

	Year Ended March 31, 2000
	(in millions, except per share amounts)
		Restatements
	Previously	Adj.	Adj.		Acctg.	Restated
	Reported(a)	#1	#2	Subtotal	Adjs.	Total
REVENUE
Software fees and other	$4,179	$(2)	$(42)	$4,135	$(60)	$4,075
Maintenance	877			877	(18)	859
Subscription revenue	—			—		—
Financing fees	529			529		529
Professional services	509		(13)	496		496

TOTAL REVENUE	6,094	(2)	(55)	6,037	(78)	5,959

EXPENSES
Amortization of capitalized software costs	271			271		271
Cost of professional services	446			446	5 (e)	451
Selling, general and administrative	1,462	(2)		1,460	8 (e)	1,468
Product development and enhancements	568			568	41 (e)	609
Commissions and royalties	300		(4)	296		296
Depreciation and amortization of other intangible assets	323			323	(1)	322
Purchased research and development	795			795		795
1995 Stock Plan	—			—		—

TOTAL EXPENSES BEFORE INTEREST AND TAXES	4,165	(2)	(4)	4,159	53	4,212

Income (loss) from continuing operations before interest and taxes	1,929	—	(51)	1,878	(131)	1,747

Interest expense, net	339			339		339

Income (loss) from continuing operations before income taxes	1,590	—	(51)	1,539	(131)	1,408
Income taxes	894		(19)	875	(36)	839

INCOME (LOSS) FROM CONTINUING OPERATIONS	696	—	(32)	664	(95)	569
Income from discontinued operation, net of income taxes	—	—	—	—	9	9

NET INCOME (LOSS)	$696	—	$(32)	$664	(86)	$578

BASIC EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$1.29	—	$(0.06)	$1.23	$(0.18)	$1.05
Income from discontinued operation	—	—	—	—	0.02	0.02

Net income (loss)	$1.29	—	$(0.06)	$1.23	$(0.16)	$1.07

Basic weighted-average shares used in computation	539	539	539	539	539	539

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$1.25	—	$(0.06)	$1.19	$(0.17)	$1.02
Income from discontinued operation	—	—	—	—	0.02	0.02

Net income (loss)	$1.25	—	$(0.06)	$1.19	$(0.15)	$1.04

Diluted weighted-average shares used in computation	557	557	557	557	558	558

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2001					2000
	(in millions)
		Restatements					Restatements
	Previously	Adj.	Adj.	Acctg.	Restated	Previously	Adj.	Adj.	Acctg.	Restated
	Reported(b)	#1	#2	Adjs.	Total	Reported(b)	#1	#2	Adjs.	Total
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$763			$(12)	$751	$1,307			$(24)	$1,283
Marketable securities	87				87	80				80
Trade and installment accounts receivable, net	1,622	3	(10)	154 (d)	1,769	2,175	(223)	(17)	5	1,940
Deferred income taxes	106		35		141	318	78	25		421
Other current assets	65			12 (c)	77	112			11 (c)	123
Assets of discontinued operation	—			61	61	—			27	27

TOTAL CURRENT ASSETS	2,643	3	25	215	2,886	3,992	(145)	8	19	3,874

INSTALLMENT ACCOUNTS RECEIVABLE, due after one year, net	2,756	(3)		127 (d)	2,880	3,812	(338)			3,474

PROPERTY AND EQUIPMENT
Land and buildings	524				524	528				528
Equipment, furniture, and improvements	839			(7)	832	800			(4)	796

	1,363	—	—	(7)	1,356	1,328	—	—	(4)	1,324
Accumulated depreciation and amortization	(569)			2	(567)	(499)			2	(497)

TOTAL PROPERTY AND EQUIPMENT, net	794	—	—	(5)	789	829	—	—	(2)	827

PURCHASED SOFTWARE PRODUCTS, net of accumulated amortization of $2,184 and $1,726, respectively	2,328		(20)	(20)	2,288	2,598				2,598

GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $1,022 and $521, respectively	5,400			(7)	5,393	6,032				6,032

OTHER NONCURRENT ASSETS	222				222	230		(10)		220

TOTAL ASSETS	$14,143	$—	$5	$310	$14,458	$17,493	$(483)	$(2)	$17	$17,025

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2001						2000
	(in millions)
		Restatements						Restatements
	Previously	Adj.	Adj.	Acctg.		Restated	Previously	Adj.	Adj.	Acctg.		Restated
	Reported(b)	#1	#2	Adjs.		Total	Reported(b)	#1	#2	Adjs.		Total

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Loans payable and current portion of long-term debt	$816					$816	$919					$919
Accounts payable	272			(5)		267	232			(3)		229
Salaries, wages, and commissions	196					196	183	(49)				134
Accrued expenses and other current liabilities	613		65	(25	)(c)	653	1,201		40	4	(c)	1,245
Deferred subscription revenue (collected) — current	—			166	(d)	166	—					—
Taxes payable, other than income taxes payable	132					132	131					131
Federal, state, and foreign income taxes payable	257			1		258	338	17		1		356
Liabilities of discontinued operation	—			56		56	—			14		14

TOTAL CURRENT LIABILITIES	2,286	—	65	193		2,544	3,004	(32)	40	16		3,028

LONG-TERM DEBT, net of current portion	3,639			(10)		3,629	4,527					4,527
DEFERRED INCOME TAXES	1,900			(74	)(e)	1,826	2,365	(118)		(51	)(e)	2,196
DEFERRED SUBSCRIPTION
REVENUE (COLLECTED)— NON-CURRENT	—			127	(d)	127	—					—
DEFERRED MAINTENANCE REVENUE	538			(15)		523	560					560
OTHER NONCURRENT LIABILITIES	—			10		10	—					—

TOTAL LIABILITIES	8,363	—	65	231		8,659	10,456	(150)	40	(35)		10,311

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued	—					—	—					—
Common stock, $0.10 par value, 1,100,000,000 shares authorized, 630,920,576 shares issued	63					63	63					63
Additional paid-in capital	3,936			(45	)(e)	3,891	3,902			(178	)(e)	3,724
Retained earnings	3,483		(60)	124	(e)	3,547	4,121	(333)	(42)	230	(e)	3,976
Accumulated other comprehensive loss	(388)					(388)	(280)					(280)
Treasury stock, at cost, 55,223,485 shares for 2001 and 41,528,439 shares for 2000	(1,314)					(1,314)	(769)					(769)

TOTAL STOCKHOLDERS’ EQUITY	5,780		(60)	79		5,799	7,037	(333)	(42)	52		6,714

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,143	$—	$5	$310		$14,458	$17,493	$(483)	$(2)	$17		$17,025

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2001					2000
	(in millions)
		Restatements					Restatements
	Previously	Adj.	Adj.	Acctg.	Restated	Previously	Adj.	Adj.	Acctg.	Restated
	Reported(f)	#1	#2	Adjs.	Total	Reported(f)	#1	#2	Adjs.	Total
OPERATING ACTIVITIES:
Net (loss) income	$(591)	$333	$(18)	$(106)	$(382)	$696	—	$(32)	$(86)	$578
Loss (income) from discontinued operation, net of tax	—	—	—	7	7	—	—	—	(9)	(9)

(Loss) income from continuing operations	(591)	333	(18)	(99)	(375)	696	—	(32)	(95)	569
Adjustments to reconcile (loss) income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	1,110		(4)	(6)	1,100	594			(1)	593
Provision for deferred income taxes	(350)	196	(10)	(31)	(195)	412	(17)	(19)	(29)	347
Charge for purchased research and development	—				—	795				795
Compensation (gain) expense related to stock and pension plans	(146)			142	(4)	30			116	146
Decrease (increase) in noncurrent installment accounts receivable, net	956	(338)		(125)	493	(1,039)			1	(1,038)
Increase in deferred subscription revenue (collected) — non-current	—			127	127	—				—
(Decrease) increase in deferred maintenance	(3)			(15)	(18)	113				113
Foreign currency transaction loss — before taxes	14				14	5				5
Charge for investment write-off	—				—	50				50
Gain on sale of property and equipment	—				—	(5)				(5)
Changes in other operating assets and liabilities, net of effects of acquisitions and divestiture:
Decrease in trade and installment receivables, net — current	418	(223)	(7)	(168)	20	83		17	(1)	99
Increase in deferred subscription revenue (collected) — current	—			166	166	—				—
Other changes in operating assets and liabilities	(25)	32	15	(15)	7	(168)	17	34	(305)	(422)

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	1,383	—	(24)	(24)	1,335	1,566	—	—	(314)	1,252

INVESTING ACTIVITIES:
Acquisitions, primarily purchased software, marketing rights and intangibles, net of cash acquired	(174)		24	35	(115)	(3,049)			3	(3,046)
Settlements of purchase accounting liabilities	(367)				(367)	(429)				(429)
Purchases of property and equipment	(89)				(89)	(198)				(198)
Proceeds from sale of property and equipment	5				5	12				12
Disposition of businesses	158				158	—				—
Purchases of marketable securities	(48)				(48)	(95)				(95)
Sales of marketable securities	40				40	189				189
Increase in capitalized development costs	(49)				(49)	(36)				(36)

NET CASH USED IN INVESTING ACTIVITIES	(524)	—	24	35	(465)	(3,606)	—	—	3	(3,603)

COMPUTER ASSOCIATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended March 31,
	2001					2000
	(in millions)
		Restatements					Restatements
	Previously	Adj.	Adj.	Acctg.	Restated	Previously	Adj.	Adj.	Acctg.	Restated
	Reported(f)	#1	#2	Adjs.	Total	Reported(f)	#1	#2	Adjs.	Total
FINANCING ACTIVITIES:
Dividends paid	(47)				(47)	(43)				(43)
Purchases of treasury stock	(449)				(449)	—				—
Proceeds from borrowings	1,049				1,049	3,672				3,672
Repayments of borrowings	(1,981)				(1,981)	(776)				(776)
Exercise of common stock options and other	50			1	51	96			298	394

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,378)	—	—	1	(1,377)	2,949	—	—	298	3,247

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	(519)			12	(507)	909			(13)	896

Effect of exchange rate changes on cash	(25)				(25)	(1)				(1)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(544)	—	—	12	(532)	908	—	—	(13)	895

CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	1,307			(24)	1,283	399			(11)	388

CASH AND CASH EQUIVALENTS — END OF YEAR	$763	—	—	(12)	$751	$1,307	—	—	(24)	$1,283

NOTES:

(a)	As previously reported in the Company’s “Consolidated Results of Operations” filed on Form 10-K for fiscal year 2002.

(b)	As previously reported in the Company’s “Consolidated Balance Sheets” previously filed on Form 10-K for fiscal year 2001.

(c)	Amounts include a $17 million reclassification adjustment for the periods presented that relates to contributions made in advance to the Company’s employee defined contribution plan that have historically been offset against current liabilities. The amount for each period presented has been reclassified from the “Accrued expenses and other current liabilities” line item to the “Other current assets” line item on the Consolidated Balance Sheets.

(d)	Primarily relates to payments received in advance of the recognition of the related revenue for product license fees recorded under the new Business Model which are shown as “Deferred subscription revenue (collected)” on the accompanying Consolidated Balance Sheets. See the “Subscription revenue” caption of Note 1 for additional information regarding this classification.

(e)	Primarily relates to additional compensation expense recognized based on the retrospective adoption of SFAS No. 123(R) as more fully described in Note 10.
(f)	As previously reported in the Company's "Consolidated Statements of Cash Flows" previously filed on Form 10-K for fiscal year 2001.

Note 3 — Divestitures and Acquisitions
Divestitures
In March 2004, the Company sold its approximate 90% interest in ACCPAC to The Sage Group, plc. (Sage). The Company’s net proceeds totaled $104 million for all of its outstanding equity interests in ACCPAC, including options and change of control payments for certain ACCPAC officers and managers. The Company received approximately $90 million of the net proceeds in fiscal year 2004 and the remainder in fiscal year 2005. ACCPAC specializes in accounting, customer relationship management, human resources, warehouse management, manufacturing, electronic data interchange, and point-of-sale software for small and medium-sized businesses. ACCPAC’s total revenues for fiscal year 2001 and 2000 was $86 million and $78 million, respectively. As a result of the sale in the fourth quarter of fiscal year 2004, the Company realized a gain, net of taxes, of approximately $60 million, and approximately 600 employees were transferred to Sage. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial results of ACCPAC have been reclassified as a discontinued operation for all periods presented on the Consolidated Balance Sheets.
Acquisitions
On March 31, 2000, the Company acquired Sterling Software, Inc. (“Sterling”) and merged one of its wholly owned subsidiaries into Sterling, at which time Sterling became a wholly owned subsidiary of the Company. The shareholders of Sterling received 0.5634 shares of the Company’s common stock for each share of Sterling common stock. The Company issued approximately 46.8 million shares of common stock with an approximate fair value of $3.3 billion. Sterling was a developer and provider of systems management, business intelligence, and application development software products and services, as well as a supplier of specialized information technology services for sectors of the federal government.
On May 28, 1999, the Company acquired the common stock and the options to acquire the common stock of PLATINUM technology International, inc. (“PLATINUM”) in a cash transaction of approximately $3.6 billion, which was paid from drawings under the Company’s $4.5 billion credit agreements. PLATINUM was engaged in providing software products in the areas of database management, eBusiness, application infrastructure management, decision support, data warehousing and knowledge management, as well as Year 2000 reengineering and other consulting services.
The purchase price for the Sterling and PLATINUM acquisitions have been allocated to assets acquired and liabilities assumed based on their fair value at the dates of acquisitions, as adjusted within the allocation period, as follows:

	Sterling	PLATINUM
	(in millions)
Cash and cash equivalents	$476	$57
Deferred income taxes, net	(377)	(62)
Other assets, net	109	141
In-process research and development	150	645
Purchased software products	1,532	972
Goodwill and other intangibles(1)	2,177	2,502

Purchase Price	$4,067	$4,255

(1)	Includes an allocation for the assembled workforce, customer relationships, and trademarks/trade names of $142 million and $337 million for Sterling and PLATINUM, respectively.
An independent analysis using future product cash flow forecasts and percentage of product development completion assumptions was utilized to value the in-process research and development amounts which had not reached technological feasibility and had no alternative future use. Accordingly, $645 million and $150 million were expensed as non-recurring charges in fiscal year 2000 related to the PLATINUM and Sterling acquisitions, respectively.

Note 3 — Divestitures and Acquisitions (Continued)
The following table reflects unaudited pro forma combined results of the operations of the Company, Sterling, and PLATINUM, as adjusted within the allocation period, on the basis that the acquisitions had taken place at the beginning of fiscal year 2000 under the Prior Business Model:

Year Ended
March 31,
2000
(restated)
(in millions, except
per share amounts)
Revenue	$6,938
Net income from continuing operations	235
Basic earnings per share	$.40
Shares used in computation	586
Diluted earnings per share	$.39
Shares used in computation	604
The following table reflects unaudited pro forma combined results of the operations of the Company, Sterling, and PLATINUM, as adjusted within the allocation period, on the basis that the acquisitions had taken place at the beginning of fiscal year 2000 under the Prior Business Model. All special charges, net of taxes, including the purchased research and development charge for PLATINUM and Sterling in fiscal year 2000 of $645 million and $150 million, respectively, the non-cash charge of $32 million related to CHS Electronics, Inc. (“CHS”) recorded in fiscal year 2000, and all special charges recorded by PLATINUM and Sterling in fiscal year 2000 have been excluded from all periods presented:

Year Ended
March 31,
2000
(restated)
(in millions, except
per share amounts)
Revenue	$6,938
Net income from continuing operations	1,217
Basic earnings per share	$2.08
Shares used in computation	586
Diluted earnings per share	$2.01
Shares used in computation	604
In management’s opinion, the pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of fiscal year 2000 and were under the Prior Business Model or of future operations of the combined entities under the ownership and operation of the Company.
On October 31, 2000, the Company completed the sale of Sterling’s Federal Systems Group (“FSG”), a provider of government consulting services, for approximately $150 million in cash. Since the Company did not note the occurrence of any events or trends that would have impacted the fair value of FSG since the purchase of Sterling, the Company viewed the selling price of FSG as an indicator of its fair value and adjusted the allocation of Sterling’s purchase price. As a result, no gain or loss was recorded on the sale.
During fiscal years 2001 and 2000, the Company acquired several other consulting businesses and product technologies in addition to the ones described above, which, either individually or collectively, were not material to the consolidated financial statements taken as a whole. The excess of cost over net assets acquired is being amortized on a straight-line basis over the expected period to be benefited. The Consolidated Statements of Operations reflect the results of operations of the companies since the effective dates of the acquisitions.

Note 3 — Divestitures and Acquisitions (Continued)
Liabilities related to acquisitions consist of the following:

	Sterling		PLATINUM		Other
	Duplicate		Duplicate		Duplicate
	Facilities &	Employee	Facilities &	Employee	Facilities &	Employee
	Other Costs	Costs	Other Costs	Costs	Other Costs	Costs
	(in millions)
Balance at March 31, 1999:	$—	$—	$—	$—	$108	$26
New charges	169	304	268	183	—	12
Settlements	—	—	(88)	(115)	(8)	(18)
Adjustments	—	—	—	—	(73)	—

Balance at March 31, 2000:	$169	$304	$180	$68	$27	$20
Settlements	(30)	(302)	(53)	(19)	(4)	(7)
Adjustments	(39)	25	(28)	(4)	—	—

Balance at March 31, 2001:	$100	$27	$99	$45	$23	$13
At March 31, 2000, liabilities related to acquisitions totaled $768 million. During fiscal year 2001, reductions totaling $461 million were made against these liabilities, including compensation-related payments of $328 million, duplicate facility and other settlements of $87 million and net reduction in estimated liabilities of $46 million.
At March 31, 2001, the Company estimated future liabilities in connection with acquisitions to be $307 million. These included compensation-related liabilities ($85 million) and other acquisition-related expenditures, primarily duplicate facilities ($222 million). Such duplicate facility commitments have lease terms expiring through 2010, however, the Company is actively renegotiating the remaining lease obligations. This balance is included in the “Accrued Expenses and Other Liabilities” line item on the accompanying Consolidated Balance Sheets.
Note 4 — Investments
The following is a summary of marketable securities classified as “available-for-sale” securities as required by SFAS No. 115:

	Year Ended March 31,
	2001	2000
	(in millions)
Debt/Equity Securities:
Cost	$86	$80
Gross unrealized gains	1	—

Estimated fair value	$87	$80

There were no realized gains or losses for the fiscal year ended March 31, 2001. For the fiscal year ended March 31, 2000, the Company recorded an approximate $50 million loss due to an other than temporary decline in the fair value of the investment in CHS within the “Selling, General and Administrative” line item on the accompanying Consolidated Statements of Operations.
The amortized cost and estimated fair value based on published closing prices of securities at March 31, 2001, by contractual maturity, are shown below. The Company had minimal investments in equity securities as of March 31, 2001 and 2000. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	March 31, 2001
		Estimated
	Cost	Fair Value
	(in millions)
Available-for-Sale:
Due in one year or less	$20	$20
Due in one through three years	41	42
Due in three through five years	23	23
Due after five years	2	2

	$86	$87

Note 5 — Segment and Geographic Information
The Company’s chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, by geographic region, for purposes of assessing financial performance and making operating decisions. Accordingly, the Company considers itself to be operating in a single industry segment. The Company is principally engaged in the design, development, marketing, licensing and support of integrated eBusiness computer software solutions operating on a diverse range of hardware platforms and operating systems. The Company does not manage its business by solution or focus area and therefore, does not maintain its revenue on such a basis.
The following table presents information about the Company by geographic area for the fiscal years ended March 31, 2001 and 2000:

	United
	States	Europe (a)	Other (a)	Eliminations	Total
	(restated)	(restated)	(restated)		(restated)
	(in millions)
March 31, 2001
Revenue:
To unaffiliated customers	$2,954	$943	$712	$—	$4,609
Between geographic areas (b)	311	—	—	(311)	—

Total Revenue	3,265	943	712	(311)	4,609

Property and equipment, net	598	160	31	—	789
Identifiable assets	13,845	592	463	(442)	14,458
Total liabilities	7,908	738	455	(442)	8,659

March 31, 2000
Revenue:
To unaffiliated customers	$3,906	$1,231	$822	$—	$5,959
Between geographic areas (b)	452	—	—	(452)	—

Total Revenue	4,358	1,231	822	(452)	5,959

Property and equipment, net	558	170	99	—	827
Identifiable assets	15,727	978	909	(589)	17,025
Total liabilities	9,313	836	751	(589)	10,311

(a)	The Company operates wholly owned subsidiaries in Canada and 44 foreign countries located in the Middle East, Africa, Europe (22), South America (7), and Asia/Pacific (13). Revenue is allocated to a geographic area based on the location of the sale.

(b)	Represents royalties from foreign subsidiaries determined as a percentage of certain amounts invoiced to customers.
No single customer accounted for 10% or more of total revenue for the fiscal years ended March 31, 2001 or 2000.
Note 6 — Trade and Installment Accounts Receivable
The Company uses installment contracts as a standard business practice and has a history of successfully collecting under the original payment terms without making concessions on payments, software products, maintenance or professional services. Trade and installment accounts receivable, net, is composed of the total arrangement fee less unamortized discounts based on imputed interest for the time value of money, deferred revenue attributable to maintenance, residual value, professional services contracted for in the license arrangement and allowances for doubtful accounts. Residual value represents the deferred license and maintenance fees from license arrangements concluded under the Business Model, which will amortize into revenue over the respective license arrangement term. Trade and installment accounts receivable consist of the following:

	March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Current:
Billed accounts receivable	$1,430	$1,623
Unbilled amounts due within the next 12 months — Business Model	268	—
Unbilled amounts due within the next 12 months — prior business model	1,770	1,911
Less: Allowance for doubtful accounts	(392)	(363)

Net amounts expected to be collected	3,076	3,171
Less: Unearned revenue — current	(1,307)	(1,231)

Net trade and installment accounts receivable — current	$1,769	$1,940

Note 6 — Trade and Installment Accounts Receivable (Continued)

	March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Noncurrent:
Unbilled amounts due beyond the next 12 months — Business Model	$1,047	$—
Unbilled amounts due beyond the next 12 months — prior business model	4,524	5,534
Less: Allowance for doubtful accounts	(60)	(60)

Net amounts expected to be collected	5,511	5,474
Less: Unearned revenue — noncurrent	(2,631)	(2,000)

Net installment accounts receivable — noncurrent	$2,880	$3,474

The components of unearned revenue consist of the following:

	March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Current:
Unamortized discounts	$435	$583
Unearned maintenance	462	549
Deferred subscription revenue (uncollected)	314	—
Unearned professional services	96	99

Total unearned revenue — current	$1,307	$1,231

Noncurrent:
Unamortized discounts	$727	$958
Unearned maintenance	636	1,042
Deferred subscription revenue (uncollected)	1,268	—

Total unearned revenue — noncurrent	$2,631	$2,000

Installment receivables are generally collectible over three to six years. As of March 31, 2001, on a cumulative basis, approximately 27%, 55%, 70%, 85% and 90% of installment accounts receivable come due within fiscal years ended 2002 through 2006, respectively.
Under the Company’s Business Model, amounts due from customers are offset by related deferred subscription revenue (unearned revenue), which results in little or no carrying value on the balance sheet. In addition, under the Company’s Business Model, customer payments are often received in advance of revenue recognition, which minimizes net credit exposure and consequently reduces the need to provide for estimated bad debts. The Company reviews the reasonableness of its allowance for doubtful accounts each quarter. As a result, the Company recorded a net debit to provision expense of $229 and $64 million for fiscal years 2001 and 2000, respectively. Provision expense is included in the “SG&A” line item on the Consolidated Statements of Operations.
The Company’s estimate of the fair value of net installment accounts receivable recorded under the prior business model approximates carrying value since it is net of discounts, unearned contractual obligations, and an allowance for doubtful accounts. The fair value of the unbilled amounts recorded under the Company’s Business Model (unbilled amounts due less deferred subscription revenue) may have a fair value greater than that reported on the balance sheet. Amounts due from customers under the Company’s Business Model are offset by unearned revenue related to these license agreements, leaving no or minimal net carrying value on the balance sheet for such amounts. The fair value of such amounts may exceed this carrying value but cannot be practically assessed since there is no existing market for a pool of customer receivables with contractual commitments similar to those owned by the Company. The actual fair value may not be known until these amounts are sold, securitized, or collected. Although these customer license agreements commit the customer to payment under a fixed schedule, the agreements are considered executory in nature due to the ongoing commitment to provide “unspecified future deliverables” as part of the agreement terms.

Note 7 — Debt
As of March 31, 2000, the Company’s committed bank credit facilities consisted of a $1.5 billion 364-day revolver, a $1 billion four-year revolver and a $2 billion four-year term loan. Borrowings on that date totaled $3.195 billion. During fiscal year 2001, the Company repaid all outstanding amounts under both revolvers and the 364-day revolver was reduced to $1.3 billion at its renewal in May of 2000. The facilities provide for interest based upon the prevailing London InterBank Offered Rate (“LIBOR”) subject to a margin determined by a bank facility ratings grid. The Company is also required to maintain certain financial ratios, which were amended in January 2001. Covenant calculations, formerly based upon EBITDA attainment, are now based upon maintaining a ratio of cash generated from operations to interest expense, as well as maintaining a ratio of cash generated from operations to total debt, all of which is defined within the credit agreement. The Company was in compliance with such covenants. As of March 31, 2001, $2 billion remained outstanding under the term loan at an effective interest rate of approximately 7.16% and $1 billion remained available under the four-year revolving facility. As a reflection of its reduced need for bank borrowings, the Company did not renew its $1.3 billion 364-day facility when it expired in May 2001.
The Company began issuing Commercial Paper (“CP”) in June 2000. The above-mentioned revolver supports the CP program as a backstop facility. The program, rated A-2 by Standard & Poor’s and P-2 by Moody’s Investors Services, provides for maximum issuance of up to $1 billion in Commercial Paper Notes with maturities not to exceed 270 days. The Notes are exempt from registration under section 4(2) of the Securities and Exchange Act of 1933. As of March 31, 2001, $340 million in CP Notes were outstanding and bore interest at rates approximating 5.90%.
The Company also maintained an 85 million British Pound Sterling (“GBP”) revolver that was used to finance construction of the Company’s European headquarters at Ditton Park, Slough, in the United Kingdom. In August 2000, this revolver was converted to a 75 million GBP 364-day facility. The new facility requires the Company to maintain certain financial ratios, which have been amended to reflect a cash flow-based covenant test similar to that of the Company’s other debt agreements described above. The Company was in compliance with such covenants. The credit facility’s interest is calculated at a margin over LIBOR. As of March 31, 2001, this facility was fully drawn and bore interest at a rate of 6.70%.
As of March 31, 2001 and 2000, the Company has the following unsecured, fixed-rate interest Senior Note obligations outstanding:

	March 31,
	2001	2000
	(in millions)
6.770% Senior Notes due April 2003	$192	$256
6.250% Senior Notes due April 2003	575	575
6.375% Senior Notes due April 2005	825	825
6.500% Senior Notes due April 2008	350	350
Debt ratings for the Company’s senior unsecured notes and bank credit facilities are Baa1 and BBB+ from Moody’s Investment Services and Standard & Poor’s, respectively.
Unsecured and uncommitted multicurrency credit facilities of $56 million are available to meet any short-term working capital requirements and can be drawn upon, up to a predefined limit, by most subsidiaries. Under these multicurrency facilities, approximately $14 million was drawn at both March 31, 2001 and 2000.
As of March 31, 2001 and 2000, the Company had various other fixed rate debt obligations outstanding, which approximated $20 million and $35 million, respectively.
The Company conducts an ongoing review of its capital structure and debt obligations as part of its risk management strategy. To date, the Company has not entered into any form of derivative transactions related to its debt instruments.
The maturities of outstanding debt for the next five fiscal years are as follows: 2002 – $816 million; 2003 – $1,066 million; 2004 – $1,390 million; 2005 – $1 million; and 2006 – $826 million.
Interest expense for the fiscal years ended March 31, 2001 and 2000 was $370 million and $352 million, respectively.
Note 8 — Commitments and Contingencies
The Company leases real estate and certain data processing and other equipment with lease terms expiring through 2023. The leases are operating leases and generally provide for renewal options and additional rentals based on escalations in operating expenses and real estate taxes. The Company has no material capital leases.
Rental expense under operating leases for the fiscal years ended March 31, 2001 and 2000 was $194 million and $205 million, respectively. Future minimum lease payments are: 2002 – $136 million; 2003 – $106 million; 2004 – $79 million; 2005 – $69 million; 2006 – $54 million; and thereafter – $202 million.

Note 8 — Commitments and Contingencies (Continued)
Stockholder Class Action and Derivative Lawsuits Filed Prior to 2004.
The Company, its former Chairman and CEO Charles B. Wang, its former Chairman and CEO Sanjay Kumar, and its Executive Vice President Russell M. Artzt were defendants in a number of stockholder class action lawsuits, the first of which was filed July 23, 1998, alleging that a class consisting of all persons who purchased the Company’s common stock during the period from January 20, 1998 until July 22, 1998 were harmed by misleading statements, misrepresentations, and omissions regarding the Company’s future financial performance. These cases, which sought monetary damages, were consolidated into a single action in the United States District Court for the Eastern District of New York (the Federal Court), the proposed class was certified, and discovery was completed. Additionally, in February and March 2002, a number of stockholder lawsuits were filed in the Federal Court against the Company and Messrs. Wang, Kumar, Ira H. Zar, the Company’s former Chief Financial Officer, and in one instance, Mr. Artzt. The lawsuits generally alleged, among other things, that the Company made misleading statements of material fact or omitted to state material facts necessary in order to make the statements, in light of the circumstances under which they were made, not misleading in connection with the Company’s financial performance. Each of the named individual plaintiffs in the 2002 lawsuits sought to represent a class consisting of purchasers of the Company’s common stock and call options and sellers of put options for the period from May 28, 1999, through February 25, 2002. The 2002 cases were consolidated, and the Company’s former independent auditor, Ernst & Young LLP, was named as a defendant.
In addition, in May 2003, a class action lawsuit captioned John A. Ambler v. Computer Associates International, Inc., et al. was filed in the Federal Court. The complaint in this matter, a purported class action on behalf of the Computer Associates Savings Harvest Plan (the CASH Plan) and the participants in, and beneficiaries of the CASH Plan for a class period running from March 30, 1998, through May 30, 2003, asserted claims of breach of fiduciary duty under ERISA, the federal Employee Retirement Income Security Act. The named defendants were the Company, the Company’s Board of Directors, the CASH Plan, the Administrative Committee of the CASH Plan, and the following current or former employees and/or directors of the Company: Messrs. Wang; Kumar; Zar; Artzt; Peter A. Schwartz; and Charles P. McWade; and various unidentified alleged fiduciaries of the CASH Plan. The complaint alleged that the defendants breached their fiduciary duties by causing the CASH Plan to invest in Company securities and sought damages in an unspecified amount.
A derivative lawsuit was filed against certain current and former directors of the Company, based on essentially the same allegations as those contained in the February and March 2002 stockholder lawsuits discussed above. This action was commenced in April 2002 in Delaware Chancery Court, and an amended complaint was filed in November 2002. The defendants named in the amended complaints were the Company as a nominal defendant, current Company directors Messrs. Lewis S. Ranieri, and Alfonse M. D’Amato, and former Company directors Ms. Shirley Strum Kenny and Messrs. Wang, Kumar, Artzt, Willem de Vogel, Richard Grasso, and Roel Pieper. The derivative suit alleged breach of fiduciary duties on the part of all the individual defendants and, as against the former management director defendants, insider trading on the basis of allegedly misappropriated confidential, material information. The amended complaints sought an accounting and recovery on behalf of the Company of an unspecified amount of damages, including recovery of the profits allegedly realized from the sale of Common Stock of the Company.
On August 25, 2003, the Company announced the settlement of all outstanding litigation related to the above-referenced stockholder and derivative actions as well as the settlement of an additional derivative action filed in the Federal Court in connection with the settlement. As part of the class action settlement, which was approved by the Federal Court in December 2003, the Company agreed to issue a total of up to 5.7 million shares of common stock to the shareholders represented in the three class action lawsuits, including payment of attorneys’ fees. In January 2004, approximately 1.6 million settlement shares were issued along with approximately $3.3 million to the plaintiffs’ attorneys for attorney fees and related expenses. In March 2004, approximately 0.2 million settlement shares were issued to participants and beneficiaries of the CASH Plan. On October 8, 2004, the Federal Court signed an order approving the distribution of the remaining 3.8 million settlement shares, less administrative expenses. The order was amended in December 2004. The Company issued the remaining 3.8 million settlement shares in December 2004. Of the 3.8 million settlement shares, approximately 51,000 were used for the payment of administrative expenses in connection with the settlement, approximately 76,000 were liquidated for cash distributions to class members entitled to receive a cash distribution and the remaining settlement shares were distributed to class members entitled to receive a distribution of shares.
In settling the derivative suit, which settlement was also approved by the Federal Court in December 2003, the Company committed to maintain certain corporate governance practices. Under the settlement, the Company and the individual defendants were released from any potential claim by shareholders relating to accounting-related or other public statements made by the Company or its agents from January 1998 through February 2002 (and from January 1998 through May 2003 in the case of the employee ERISA action), and the individual defendants were released from any

Note 8 — Commitments and Contingencies (Continued)
potential claim by the Company or its shareholders relating to the same matters. Ernst & Young LLP is not a party to the settlement. The settlement was reviewed by the independent directors who chair the Corporate Governance, Audit, and Compensation and Human Resource Committees of the Board of Directors as well as by all non-interested, independent directors who were not named in any of the suits. It was also approved by the Board’s independent directors as a whole.
On October 5, 2004 and December 9, 2004, four purported Company stockholders filed motions to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the derivative action. These motions primarily seek to void the releases that were granted to the individual defendants under the settlement. On December 7, 2004, a motion to vacate the Order of Final Judgment and Dismissal entered by the Federal Court in December 2003 in connection with the settlement of the 1998 and 2002 stockholder lawsuits discussed above was filed by Sam Wyly and certain related parties. The motion seeks to reopen the settlement to permit the moving stockholders to pursue individual claims against certain present and former officers of the Company. The

Note 8 — Commitments and Contingencies (Continued)
motion states that the moving stockholders do not seek to file claims against the Company. These motions (60(b) Motions) have been fully briefed. On June 14, 2005, the Federal Court granted movants’ motion to be allowed to take limited discovery prior to the Federal Court’s ruling on these motions. No hearing date is currently set for the motions.
The Government Investigation
In 2002, the United States Attorney’s Office for the Eastern District of New York (USAO) and the staff of the Northeast Regional Office of the Securities and Exchange Commission (SEC) commenced an investigation concerning certain of the Company’s past accounting practices, including the Company’s revenue recognition procedures in periods prior to the adoption of the Company’s Business Model in October 2000.
In response to the investigation, the Board of Directors authorized the Audit Committee (now the Audit and Compliance Committee) to conduct an independent investigation into the timing of revenue recognition by the Company. On October 8, 2003, the Company reported that the ongoing investigation by the Audit Committee had preliminarily found that revenues were prematurely recognized in the fiscal year ended March 31, 2000, and that a number of software license agreements appeared to have been signed after the end of the quarter in which revenues associated with such software license agreements had been recognized in that fiscal year. Those revenues, as the Audit Committee found, should have been recognized in the quarter in which the software license agreements were signed. Those preliminary findings were reported to government investigators.
Following the Audit Committee’s preliminary report and at its recommendation, four executives who oversaw the relevant financial operations during the period in question, including Ira Zar, resigned at the Company’s request. On January 22, 2004, one of these individuals pled guilty to federal criminal charges of conspiracy to obstruct justice in connection with the ongoing investigation. On April 8, 2004, Mr. Zar and two other executives pled guilty to charges of conspiracy to obstruct justice and conspiracy to commit securities fraud in connection with the investigation, and Mr. Zar also pled guilty to committing securities fraud. The SEC filed related actions against each of the four executives alleging that they participated in a widespread practice that resulted in the improper recognition of revenue by the Company. Without admitting or denying the allegations in the complaints, Mr. Zar and two other executives each consented to a permanent injunction against violating, or aiding and abetting violations of, the securities laws, and also to a permanent bar from serving as an officer or director of a publicly held company. Litigation with respect to the SEC’s claims for disgorgement and penalties is continuing.
A number of other employees, primarily in the Company’s legal and finance departments were terminated or resigned as a result of matters under investigation by the Audit Committee, including Steven Woghin, the Company’s former General Counsel. Stephen Richards, the Company’s former Executive Vice President of Sales, resigned from his position and was relieved of all duties in April 2004, and left the Company at the end of June 2004. Additionally, on April 21, 2004, Sanjay Kumar resigned as Chairman, director and Chief Executive Officer of the Company, and assumed the role of Chief Software Architect. Thereafter, Mr. Kumar resigned from the Company effective June 30, 2004.
In April 2004, the Audit Committee completed its investigation and determined that the Company should restate certain financial data to properly reflect the timing of the recognition of license revenue for the Company’s fiscal years ended March 31, 2001 and 2000. The Audit Committee believes that the Company’s financial reporting related to contracts executed under its current Business Model is unaffected by the improper accounting practices that were in place prior to the adoption of the Business Model in October 2000 and that had resulted in the restatement, and that the historical issues it had identified in the course of its independent investigation concerned the premature recognition of revenue. However, certain of these prior period accounting errors have had an impact on the subsequent financial results of the Company. The Company continues to implement and consider additional remedial actions it deems necessary.
On September 22, 2004, the Company reached agreements with the USAO and the SEC by entering into a Deferred Prosecution Agreement (the DPA) with the USAO and consenting to the entry of a Final Consent Judgment in a parallel proceeding brought by the SEC (the Consent Judgment, and together with the DPA, the Agreements). The Federal Court approved the DPA on September 22, 2004 and entered the Final Consent Judgment on September 28, 2004. The agreements resolve the USAO and SEC investigations into certain of the Company’s past accounting practices, including its revenue recognition policies and procedures, and obstruction of their investigations.
Under the DPA, the Company has agreed to establish a $225 million fund for purposes of restitution to current and former stockholders of the Company. The Company created the Restitution Fund by depositing $75 million into an

Note 8 — Commitments and Contingencies (Continued)
account with a financial institution. The Company made a second deposit of $75 million in September 2005, and is required to make a third deposit of $75 million on or about March 16, 2006. Pursuant to the Agreements, the Company proposed and the USAO accepted, on or about November 4, 2004, the appointment of Kenneth R. Feinberg as Fund Administrator. Also pursuant to the Agreements, Mr. Feinberg submitted to the USAO on or about June 28, 2005, a Plan of Allocation for the Restitution Fund. This Plan of Allocation must be approved by the USAO and by the Federal Court. The payment of these restitution funds is in addition to the amounts, payable in the Company’s shares and/or cash that the Company previously agreed to provide current and former stockholders in settlement of certain private litigation in August 2003 (See “Shareholder Class Action and Derivative Lawsuits Filed Prior to 2004”). The Company has also agreed, among other things, to take the following actions by December 31, 2005: (1) add a minimum of two new independent directors to its Board of Directors; (2) establish a Compliance Committee of the Board of Directors; (3) implement an enhanced compliance and ethics program, including appointment of a Chief Compliance Officer; and (4) reorganize its Finance and Internal Audit Departments; and (5) establish an executive disclosure committee. The Company has since appointed a Chief Compliance Officer. On February 11, 2005, the Board of Directors elected William McCracken to serve as a new independent director, and also changed the name of the Audit Committee of the Board of Directors to the Audit and Compliance Committee of the Board of Directors and amended the Committee’s charter. On April 11, 2005, the Board of Directors elected Ron Zambonini to serve as a new independent director. Under the Agreements, the Company has also agreed to the appointment of an Independent Examiner to examine the Company’s practices for the recognition of software license revenue, its ethics and compliance policies and other matters. Under the Agreements the Independent Examiner will also review the Company’s compliance with the Agreements and will report findings and recommendations to the USAO, SEC and Board of Directors within six months after appointment and quarterly thereafter. On March 16, 2005, the Federal Court appointed Lee S. Richards III, Esq. of Richards Spears Kibbe & Orbe LLP, to serve as Independent Examiner. Mr. Richards will serve for a term of 18 months unless his term of appointment is extended under conditions specified in the DPA. On September 15, 2005, Mr. Richards issued his six-month report concerning his recommendations regarding best practices.
Pursuant to the DPA, the USAO will defer and subsequently dismiss prosecution of a two-count information filed against the Company charging it with committing securities fraud and obstruction of justice if the Company abides by the terms of the DPA, which currently is set to expire within 30 days after the Independent Examiner’s term of engagement is completed. Pursuant to the Consent Judgment with the SEC, the Company is permanently enjoined from violating Section 17(a) of the Securities Act of 1933 (the Securities Act), Sections 10(b), 13(a) and 13(b)(2) of the Securities Exchange Act of 1934 (the Exchange Act) and Rules 10b-5, 12b-20, 13a-1 and 13a-13 under the Exchange Act. Pursuant to the Agreements, the Company has also agreed to comply in the future with federal criminal laws, including securities laws. In addition, the Company has agreed not to make any public statement, in litigation or otherwise, contradicting its acceptance of responsibility for the accounting and other matters that are the subject of the investigations, or the related allegations by the USAO, as set forth in the DPA.
Under the Agreements, the Company also is required to cooperate fully with the USAO and SEC concerning their ongoing investigations into the misconduct of any present or former employees of the Company. The Company has also agreed to fully support efforts by the USAO and SEC to obtain disgorgement of compensation from any present or former officer of the Company who engaged in any improper conduct while employed at the Company.
After the Independent Examiner’s term expires, the USAO will seek to dismiss its charges against the Company. However, the Company shall be subject to prosecution at any time if the USAO determines that the Company has deliberately given materially false, incomplete or misleading information pursuant to the DPA, has committed any federal crime after the date of the DPA or has knowingly, intentionally and materially violated any provision of the DPA (including any of those described above). Also, as indicated above, the USAO and SEC may require that the term of the DPA be extended beyond 18 months.
Also on September 22, 2004, Steven Woghin, the Company’s former General Counsel, pled guilty to conspiracy to commit securities fraud and obstruction of justice under a two-count information filed against him by the USAO. The SEC also filed a complaint against Mr. Woghin alleging that he violated Section 17(a) of the Securities Act, Sections 10(b) and 13(b)(5) of the Exchange Act, and Rules 10b-5 and 13b2-1 thereunder. The complaint further alleged that under Section 20(e) of the Exchange Act, Mr. Woghin aided and abetted the Company’s violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. Mr. Woghin consented to a partial judgment imposing a permanent injunction against him from committing such violations in the future and a permanent bar from being an officer or director of a public company. The SEC’s claims for disgorgement and civil penalties against Mr. Woghin are pending.

Note 8 — Commitments and Contingencies (Continued)
Additionally on September 22, 2004, the SEC filed complaints against Sanjay Kumar and Stephen Richards alleging that they violated Section 17(a) of the Securities Act, Sections 10(b) and 13(b)(5) of the Exchange Act, and Rules 10b-5 and 13b2-1 thereunder. The complaints further alleged that under Section 20(e) of the Exchange Act, Messrs. Kumar and Richards aided and abetted the Company’s violations of Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder.
On September 23, 2004, the USAO filed a ten-count indictment charging Messrs. Kumar and Richards with conspiracy to commit securities fraud and wire fraud, committing securities fraud, filing false SEC filings, conspiracy to obstruct justice and obstruction of justice. Additionally, Mr. Kumar was charged with one count of making false statements to an agent of the Federal Bureau of Investigation and Mr. Richards was charged with one count of perjury in connection with sworn testimony before the SEC. On or about June 29, 2005, the USAO filed a superseding indictment against Messrs. Kumar and Richards, dropping one count and adding several allegations to certain of the nine remaining counts.
As required by the Agreements, the Company continues to cooperate with the USAO and SEC in connection with their ongoing investigations of the conduct described in the Agreements and in the superseding indictment of Messrs. Kumar and Richards, including providing documents and other information to the USAO and SEC. The Company cannot predict at this time the outcome of the USAO’s and SEC’s ongoing investigations, including any actions the Company may have to take in response to these investigations. The Company’s Board of Directors is continuing to review the matter of compensation paid or due to individuals subject to the investigation, and possibly other persons. The Board intends to take such action as it deems in the best interests of the Company and its stockholders in relation to such compensation.
Derivative Actions Filed in 2004
In June 2004, a purported derivative action was filed in the Federal Court by Ranger Governance Ltd. against certain current or former employees and/or directors of the Company. In July 2004, two additional purported derivative actions were filed in the Federal Court by Company shareholders against certain current or former employees and/or directors of the Company. In November 2004, the Federal Court issued an order consolidating these three derivative actions. The plaintiffs filed a consolidated amended complaint (the Consolidated Complaint) on January 7, 2005. The Consolidated Complaint names as defendants Charles B. Wang; Sanjay Kumar; Ira H. Zar; David Kaplan; David Rivard; Lloyd Silverstein; Russell M. Artzt; Alfonse D’Amato; Stephen Richards; Michael A. McElroy; Charles P. McWade; Peter A. Schwartz; Gary Fernandes; Robert E. La Blanc; Lewis S. Ranieri; Jay W. Lorsch; Kenneth Cron; Walter P. Schuetze; Willem deVogel; Richard Grasso; Roel Pieper; Steven Woghin; KPMG LLP; and Ernst & Young LLP. The Company is named as a nominal defendant. The Consolidated Complaint alleges a claim against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, deVogel, Grasso, Pieper and Woghin for contribution towards the consideration the Company had previously agreed to provide current and former stockholders in settlement of certain class action litigation commenced against the Company and certain officers and directors in 1998 and 2002 (See “Shareholder Class Action and Derivative Lawsuits Filed Prior to 2004”) as well as all damages suffered by the Company in connection with the USAO and SEC investigations (See “The Government Investigation”). The Consolidated Complaint also alleges a claim seeking unspecified relief against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, deVogel and Woghin for violations of Section 14(a) of the Exchange Act for alleged false and material misstatements made in the Company’s proxy statements issued in 2002 and 2003. The Consolidated Complaint also alleges breach of fiduciary duty by Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc,Ranieri, Lorsch, Cron, Schuetze, deVogel, Grasso, Pieper and Woghin. The Consolidated Complaint also seeks unspecified compensatory, consequential and punitive damages against Messrs. Wang, Kumar, Zar, Kaplan, Rivard, Silverstein, Artzt, D’Amato, Richards, McElroy, McWade, Schwartz, Fernandes, La Blanc, Ranieri, Lorsch, Cron, Schuetze, deVogel, Grasso, Pieper and Woghin based upon allegations of corporate waste and fraud. The Consolidated Complaint also seeks unspecified damages against Ernst & Young LLP and KPMG LLP, for breach of fiduciary duty and the duty of reasonable care, as well as contribution and indemnity under Section 14(a) of the Exchange Act. The Consolidated Complaint requests restitution and rescission of the compensation earned under the Company’s executive compensation plan by Messrs. Artzt, Kumar, Richards, Zar, Woghin, Kaplan, Rivard, Silverstein, Wang, McElroy, McWade and Schwartz. Additionally, pursuant to Section 304 of the Sarbanes-Oxley Act, the Consolidated Complaint seeks reimbursement of bonus or other incentive-based equity compensation received by defendants Wang, Kumar, Schwartz and Zar, as well as alleged profits realized from their sale of securities issued by the Company during the time periods they served as the Chief Executive Officer (Messrs. Wang and Kumar) and Chief Financial Officer (Mr. Zar) of the Company.
The derivative action has been stayed pending resolution of the 60(b) motions discussed above that have been filed in connection with the settlement of previously filed litigation. Also, on February 1, 2005, the Company established

Note 8 — Commitments and Contingencies (Continued)
a Special Litigation Committee of independent members of its Board of Directors to control and determine the Company’s response to this litigation. The Special Litigation Committee has moved for a stay of the derivative litigation until it completes its investigation of the claims alleged in the derivative action. That motion is pending.
The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As a part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by current and former officers and directors in various litigations and investigations arising out of similar allegations, including the litigation described above.
Other Civil Actions
In September 2004, two complaints to compel production of the Company’s books and records, including files that have been produced by the Company to the USAO and SEC in the course of their joint investigation of the Company’s accounting practices (refer to The Government Investigation) were filed by two purported shareholders of the Company in Delaware Chancery Court pursuant to Section 220 of the Delaware General Corporation Law. The first complaint was filed on September 15, 2004, after the Company denied the purported shareholder access to some of the files requested in her initial demand, in particular files that had been produced by the Company to the USAO and SEC during the course of their joint investigation. This complaint concerns the inspection of certain Company documents to determine whether the Company has been involved in obstructing the joint investigation by the USAO and SEC and whether certain Company employees have breached their fiduciary duties to the Company and wasted corporate assets; these individuals include Sanjay Kumar, Charles Wang, Ira H. Zar, Lloyd Silverstein, Steven M. Woghin, Stephen Richards, Russell Artzt, Kenneth Cron, Alfonse D’Amato, Robert La Blanc, Lewis S. Ranieri, Jay Lorsch, Walter Schuetze, Alex Serge Vieux, Gary Fernandes, Willem de Vogel, Shirley Strum Kenny, Richard Grasso and Irving Goldstein. The second complaint, filed on September 21, 2004, concerns the inspection of documents related to Mr. Kumar’s compensation and the independence and ability of the Company’s Board of Directors to sue for return of that compensation. The Company filed answers to these complaints on October 15, 2004.
The Company, various subsidiaries, and certain current and former officers have been named as defendants in various other lawsuits and claims arising in the normal course of business. The Company believes that it has meritorious defenses in connection with such lawsuits and claims and intends to vigorously contest each of them. In the opinion of the Company’s management, the results of these other lawsuits and claims, either individually or in the aggregate, are not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.
Note 9 — Income Taxes
The amounts of (loss) income from continuing operations before taxes attributable to domestic and foreign operations are as follows:

	Year Ended March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Domestic	$(152)	$1,289
Foreign	(161)	119

	$(313)	$1,408

Income tax expense (benefit) consists of the following:

	Year Ended March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Current:
Federal	$188	$409
State	19	26
Foreign	50	57

	257	492

Deferred:
Federal	$(83)	$320
State	(14)	23
Foreign	(98)	4

	(195)	347
Total:
Federal	$105	$729
State	5	49
Foreign	(48)	61

	$62	$839

Note 9 — Income Taxes (Continued)
The expense (benefit) is reconciled to the tax expense computed at the federal statutory rate as follows:

	Year Ended March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Current:
Tax (benefit) expense at U.S. federal statutory rate	$(110)	$493
Increase in tax expense resulting from:
Purchased research and development	—	278
Non-deductible amortization of excess cost over net assets acquired	177	83
Effect of international operations, including foreign export benefit and nondeductible share-based compensation	(20)	(67)
Nondeductible U.S. share-based compensation	10	7
State taxes, net of federal tax benefit	3	31
Other, net	2	14

	$62	$839

Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The tax effects of the temporary differences are as follows:

	March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Deferred tax assets:
Acquisition accruals	$173	$523
Share-based compensation	79	52

Total deferred tax assets	$252	$575
Deferred tax liabilities:
Modified accrual basis accounting	$1,230	$1,496
Purchased software	707	854

Total deferred tax liabilities	$1,937	$2,350

Net deferred tax liability	$1,685	$1,775

No provision has been made for federal income taxes on unremitted earnings of the Company’s foreign subsidiaries (approximately $358 million as of March 31, 2001), since the Company plans to permanently reinvest all such earnings.
Note 10 — Stock Plans
Effective April 1, 2005, the Company adopted, on a modified retrospective basis, the provisions of SFAS No. 123(R), which establishes accounting for stock-based awards exchanged for employee services. Under the provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee requisite service period (generally the vesting period of the equity grant). The application of the modified retrospective basis of SFAS No. 123(R) provides that the financial statements of prior periods are adjusted to reflect the fair value method of expensing stock-based compensation on a basis consistent with the pro forma disclosures required for those periods by SFAS No. 123, as amended.
The Company previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations for share-based awards granted prior to April 1, 2003 and SFAS No. 123, “Accounting for Stock-Based Compensation,” for share-based awards granted after April 1, 2003 and in each case provided the required pro forma disclosures of SFAS No. 123. This statement provided for the prospective application of accounting for stock-based awards which only gave effect to new awards and to those modified or settled in fiscal periods beginning after the required effective date.

Note 10 — Stock Plans (Continued)
The Company recognized stock-based compensation in the following line items on the Consolidated Statements of Operations for the periods indicated:

	Year Ended March 31,
	2001	2000
	(restated)	(restated)
	(in millions)
Cost of professional services	$6	$5
Selling, general, and administrative(1)	88	72
Product development and enhancements	50	41

Share-based compensation expense before tax	144	118
Income tax benefit	(37)	(31)

Net compensation expense	$107	$87

(1)  Includes $2 million of stock-based compensation previously reported under APB No. 25 in fiscal 2001 and 2000.
The aforementioned recognition of stock-based compensation resulted in the following adjustments to the Consolidated Balance Sheets as of March 31, 2001 and 2000, respectively, which are reflected in the tables included in Note 2, in the column labeled “Acctg. Adjs.”: a decrease to the deferred income tax liability (non-current) of $79 million and $52 million; a decrease to additional paid-in capital of $45 million and $178 million; and an increase to retained earnings of $124 million and $230 million. These adjustments had the following effect on earnings per share for the years ended March 31, 2001 and 2000, respectively: basic earnings (loss) per share from continuing operations decreased by $0.18 and $0.16; diluted earnings (loss) per share decreased $0.18 and $0.15. Additionally, net cash from continuing operating activities of $1 million and $298 million for the years ended March 31, 2001 and 2000, respectively, were reclassified to net cash (used in) provided by financing activities.
Total unrecognized compensation costs related to non-vested awards expected to be recognized over a weighted average period of 1.9 years, amounted to $368 million at March 31, 2001.
There were no capitalized share-based compensation costs at March 31, 2001 or 2000.
Share-based incentive awards are provided to employees under the terms of the Company’s plans (the Plans). The Plans are administered by the Compensation and Human Resource Committee of the Board of Directors (the Committee). Awards under the Plans may include at-the-money stock options, performance share units, or any combination thereof. The non-management members of the Company’s Board of Directors also receive deferred stock units under a separate director compensation plan (director compensation plan). Descriptions of the Company’s Plans, all of which have been approved by the stockholders, are as follows:
The Company has a 1981 Incentive Stock Option Plan (the “1981 Plan”) pursuant to which options to purchase up to 27 million shares of Common Stock of the Company were available for grant to employees (including officers of the Company). The 1981 Plan expired on October 23, 1991. Therefore, from and after that date no new options can be granted under the 1981 Plan. Pursuant to the 1981 Plan, the exercise price could not be less than the Fair Market Value (“FMV”) of each share at the date of grant. Options granted thereunder may be exercised in annual increments commencing one year after the date of grant and become fully exercisable after five years. All options expire ten years from date of grant unless otherwise terminated. All of the 147,000 options which were outstanding under the 1981 Plan were exercisable as of March 31, 2001, at $2.26 per share.
The Company has a 1987 Non-Statutory Stock Option Plan (the “1987 Plan”) pursuant to which options to purchase up to 17 million shares of Common Stock of the Company may be granted to select officers and key employees of the Company. Pursuant to the 1987 Plan, the exercise price shall not be less than the FMV of each share at the date of grant. The option period shall not exceed 12 years. Options granted thereunder may be exercised in annual increments commencing one year after the date of grant and become fully exercisable after five years. As of March 31, 2001, 155,375 shares of the Company’s Common Stock were available for future grants. All of the 3.9 million options which are outstanding under the 1987 Plan were exercisable as of March 31, 2001. These options are exercisable at $2.22 – $4.26 per share.
The Company’s 1991 Stock Incentive Plan (the “1991 Plan”) provides that stock appreciation rights and/or options, both qualified and non-statutory, to purchase up to 67.5 million shares of Common Stock of the Company may be granted to employees (including officers of the Company). Options granted thereunder may be exercised in annual increments commencing one year after the date of grant and become fully exercisable after five years. All options expire ten years from date of grant unless otherwise terminated. Shares terminated that were unexercised are available for reissuance. As of March 31, 2001, no stock appreciation rights have been granted under this plan and 70.9 million options have been granted, including options issued that were previously terminated due to employee forfeitures. As of March 31, 2001, 16.4 million of the 41.0 million options which were outstanding under the 1991 Plan were exercisable. These options are exercisable at $4.26 – $74.69 per share.
The 1993 Stock Option Plan for Non-Employee Directors (the “1993 Plan”) provides for non-statutory options to purchase up to a total of 337,500 shares of Common Stock of the Company to be available for grant to each member of the Board of Directors who is not otherwise an employee of the Company. Pursuant to the 1993 Plan, the exercise price shall be the FMV of the shares covered by the option at the date of grant. The option period shall not exceed ten years, and each option may be exercised in whole or in part on the first anniversary date of its grant. As of March 31, 2001, 222,750 options have been granted under this plan. As of March 31, 2001, 142,000 of the 169,000 options that were outstanding under the 1993 Plan were exercisable. These options are exercisable at $7.59 – $51.44 per share.
In connection with the acquisitions in fiscal year 2000, options outstanding under the acquired companies’ stock option plans were converted into options to purchase 7.2 million shares of Common Stock of the Company.

Note 10 — Stock Plans (Continued)
As of March 31, 2001, 4.0 million of the 4.4 million options outstanding are exercisable at $3.27 – $70.12 per share. Options granted under these acquired companies’ plans become exercisable over periods ranging from 1 to 5 years and expire 10 years from the date of grant.
The following table summarizes the activity under these Plans (shares in millions):

	2001		2000
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
	(shares in millions)
Beginning of year	47.6	$28.38	41.0	$21.67
Granted	11.1	27.01	7.1	51.87
Acquisition	—	—	7.2	31.07
Exercised	(4.5)	9.93	(6.9)	14.53
Terminated	(4.6)	40.52	(0.8)	30.54

End of year	49.6	28.60	47.6	28.39

Options exercisable at end of year	24.6	$20.89	22.9	$15.68
The following table summarizes information about these Plans as of March 31, 2001 (shares in millions):

	Options Outstanding				Options Exercisable
			Weighted				Weighted
			Average	Weighted			Average
Range of		Aggregate	Remaining	Average		Aggregate	Remaining	Weighted
Exercise		Intrinsic	Contractual	Exercise		Intrinsic	Contractual	Average
Prices	Shares	Value	Life	Price	Shares	Value	Life	Exercise Price
(shares and aggregate intrinsic value in millions)
$2.22 – $10.00	8.8	$186.9	2.4 years	$5.84	8.7	$186.7	2.4 years	$5.84
$10.01– $20.00	5.5	43.4	4.2 years	19.25	5.4	43.1	4.1 years	19.26
$20.01– $30.00	17.2	10.0	7.9 years	26.96	4.6	7.7	5.3 years	26.00
$30.01– $40.00	7.7	0	6.4 years	35.77	3.4	0	5.8 years	35.43
$40.01– $50.00	4.0	0	6.5 years	46.89	1.8	0	6.5 years	46.98
$50.01– $74.69	6.4	0	8.3 years	51.92	0.7	0	8.3 years	52.27

	49.6	$240.3		$28.60	24.6	$237.5		$20.89

The Company estimates the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS No. 123(R). Key input assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate, and the Company’s dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the Company’s stock options granted in the fiscal years ended March 31, 2001 and 2000. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards.
The weighted average fair value at date of grant for options granted in fiscal years 2001 and 2000 was $17.10 and $27.98, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions that were used for option grants in the respective periods are as follows:

	Year Ended March 31,
	2001	2000
Dividend yield	.30%	.15%
Expected volatility factor(1)	.65	.50
Risk-free interest rate(2)	6.1%	5.6%
Expected life (in years)(3)	6.0	6.0

(1)	Expected volatility is measured using historical daily price changes of the Company’s stock over the respective term of the option.
(2)	The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.
(3)	The expected term is the number of years that the Company estimates, based primarily on historical experience, that options will be outstanding prior to exercise.

Note 10 — Stock Plans (Continued)
The total cash received from employees as a result of employee stock option exercises in fiscal years 2001 and 2000 was approximately $44.5 million and $95.5 million, respectively. The Company settles employee stock option exercises with stock held in treasury. The tax benefits realized by the Company for stock options exercised during fiscal years 2001 and 2000 was approximately $3.3 million and $18.4 million, respectively.
The total intrinsic value of options exercised in fiscal years 2001 and 2000 was $9.4 million and $49.1 million, respectively.
During fiscal year 2000, the Company established the Year 2000 Employee Stock Purchase Plan (the “Purchase Plan”) for all eligible employees. Consistent with the provisions of SFAS No. 123, the Year 2000 Employee Stock Purchase Plan under SFAS No. 123(R) is considered compensatory. Under the terms of the Purchase Plan, employees may elect to withhold between 1% and 25% of their base pay through regular payroll deductions, subject to Internal Revenue Code limitations. Shares of the Company’s common stock may be purchased at six-month intervals at 85% of the lower of the FMV on the first or the last day of each six-month period. During fiscal 2001, employees purchased 689,665 shares at an average price of $25.21 per share. As of March 31, 2001, 29.3 million shares were reserved for future issuance.
The weighted-average fair value of Purchase Plan shares for offering periods commencing in fiscal 2001 and 2000 was $10.20 and $20.87, respectively. The fair value is estimated on the first date of the offering period using the Black-Scholes option pricing model. The weighted average assumptions that were used for the Purchase Plan shares in the respective periods are as follows:

	Year Ended March 31,
	2001	2000
Dividend yield	.32%	.11%
Expected volatility factor(1)	.65	.50
Risk-free interest rate (2)	5.8%	6.0%
Expected life (in years)(3)	0.5	0.5

(1)	Expected volatility is measured using historical daily price changes of the Company’s stock over the respective term of the option.
(2)	The risk-free rate for periods within the contractual term of the share option is based on the U.S. Treasury yield curve in effect at the time of grant.
(3)	The expected term is the number of years that the Company estimates, based primarily on historical experience, that options will be outstanding prior to exercise.
Under the 1998 Incentive Award Plan (the “1998 Plan”), a total of four million Phantom Shares, as defined in the 1998 Plan, are available for grant to certain of the Company’s employees from time to time through March 31, 2003. As of March 31, 2001 there were approximately 1.1 million Phantom Shares outstanding under the 1998 plan. Each Phantom Share is equivalent to one share of the Company’s common stock. Vesting, at 20% of the grant amount per annum, is contingent upon attainment of specific criteria, including an annual Target Closing Price (“Price”) for the Company’s common stock and the participant’s continued employment. The Price is based on the average closing price of the Company’s common stock on the New York Stock Exchange for the ten days up to and including March 31 of each fiscal year. The Price was met on March 31, 2000 and the Price was not met on March 31, 2001 for the second tranche. Under SFAS No. 123, the Company is required to record a non-cash charge over the employment period irrespective of the attainment of the Price for each tranche. As a result, the Company recorded a non-cash pre-tax charge of approximately $5 million and $8 million in fiscal years ended March 31, 2001 and 2000, respectively.
Note 11 — Profit-Sharing Plan
The Company maintains a defined contribution plan, the Computer Associates Savings Harvest Plan (the “CASH Plan”), for the benefit of employees of the Company. The CASH Plan is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) and contains a qualified cash or deferred arrangement as described under Section 401(k) of the Code. Pursuant to the CASH Plan, eligible participants may elect to contribute a percentage of their base compensation. The matching contributions to the CASH Plan totaled approximately $11 million and $10 million for the fiscal years ended March 31, 2001 and 2000, respectively. In addition, the Company may make discretionary contributions to the CASH Plan. The discretionary contributions to the CASH Plan totaled approximately $24 million and $25 million for the fiscal years ended March 31, 2001 and 2000, respectively.

Note 12 — Rights Plan
Each outstanding share of the Company’s Common Stock carries a stock purchase right issued under the Company’s Rights Agreement, dated June 18, 1991 and amended May 17, 1995 and May 23, 2001 (the “Rights Agreement”). Under certain circumstances, each right may be exercised to purchase one one-thousandth of a share of Series One Junior Participating Preferred Stock, Class A, for $150. Under certain circumstances, following (i) the acquisition of 20% or more of the Company’s outstanding Common Stock by an Acquiring Person (as defined in the Rights Agreement), (ii) the commencement of a tender offer or exchange offer which would result in a person or group owning 20% or more of the Company’s outstanding common stock, or (iii) the determination by the Company’s Board of Directors and a majority of the Disinterested Directors (as Defined in the Rights Agreement) that a 15% stockholder is an Adverse Person (as defined in the Rights Agreement), each right (other than rights held by an Acquiring Person or Adverse Person) may be exercised to purchase common stock of the Company or a successor company with a market value of twice the $150 exercise price. The rights, which are redeemable by the Company at one cent per right, expire in May 2011.